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                                                              EX-99.23(d)(xviii)

                                                                  EXECUTION COPY

                          EXPENSE LIMITATION AGREEMENT

            This agreement ("Agreement") is entered into as of September 1, 2005 by and between Roxbury Capital Management, LLC ("Roxbury"), WT Mutual Fund (the "Fund"), on behalf of the portfolios listed on Exhibit A attached hereto (the "Portfolios").

            WHEREAS, Roxbury serves as the investment adviser to portfolios of the Fund listed on Exhibit A hereto;

            WHEREAS, Roxbury and the Fund have entered into an Expense Limitation Agreement dated as of November 1, 2004 (the "Prior Expense Limitation Agreement"), which superseded and replaced an Expense Agreement dated as of November 14, 2002; and

            WHEREAS, Roxbury, the Trust and the Fund desire to enter into this new Agreement to supersede and replace the Prior Expense Limitation Agreement;

            NOW, THEREFORE, in consideration of the mutual terms and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

            Section 1. FEE WAIVER AND REIMBURSEMENT OF EXPENSES. Until the dates set forth on Exhibit A, Roxbury will waive its advisory fees with respect to the Portfolios and/or reimburse or assume expenses of the Portfolios, as the case may be, to the extent that the expenses (excluding taxes, extraordinary expenses, brokerage commissions and interest) of a class of a Portfolio, expressed as a percentage of average daily net assets, exceed the expense caps set forth on Exhibit A. Roxbury will not have any right to recover from the Portfolios any amount so waived, reimbursed or assumed. Roxbury shall have discretion regarding whether expenses will be reimbursed or assumed, on the one hand, or fees will be waived, on the other hand, to meet the expense caps set forth on Exhibit A.

            Section 2. AMENDMENTS TO AND TERM OF AGREEMENT. The parties hereto agree to review the then-current expense limitations for each class of each Portfolio on a date prior to the termination date listed on Exhibit A to determine whether such limitations should be amended, continued or terminated. Exhibit A may be amended, from time to time, to reflect a new rate or new date which the parties hereto agree in writing to be bound.

            Section 3. NOTICE. Any notice under this Agreement shall be given in writing addressed and delivered or mailed postage prepaid to the other party to this Agreement at its principal place of business.
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                                                                  EXECUTION COPY

            Section 4. GOVERNING LAW. To the extent that state law has not been preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed and enforced according to the laws of the state of Delaware.

            IN WITNESS WHEREOF, the parties hereto have entered into this Expense Agreement as of the date first above written.


                                    WT MUTUAL FUND on behalf of each Portfolio listed on Exhibit A attached hereto

                                     /s/ John J. Kelley
                                    ------------------------------------------
                                    By:      John J. Kelley
                                    Title:   Vice President


                                    ROXBURY CAPITAL MANAGEMENT, LLC

                                     /s/ Brian C. Beh
                                    ------------------------------------------
                                    By:      Brian C. Beh
                                    Title:   President